Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-86664 and No. 333-05151 on Form S-8 of First Financial Corporation of our report dated June 22, 2018 appearing in this Annual Report on Form 11-K of the First Financial Bancorp 401(k) Savings Plan for the year ended December 31, 2017.

/s/ Crowe Horwath LLP

South Bend, Indiana
June 22, 2018